UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 21, 2003

(Date of earliest event reported)

Thomas & Betts Corporation

(Exact name of registrant as specified in its charter)

Tennessee	1-4682
(State or Other Jurisdiction of Incorporation)	(Commission File Number)

22-1326940

(IRS Employer Identification No.)

8155 T&B Boulevard, Memphis, Tennessee	38125
(Address of Principal Executive Offices)	(ZIP Code)

(901) 252-8000

(Registrant’s Telephone Number, Including Area Code)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
ITEM 9. REGULATION FD DISCLOSURE
SIGNATURE
EXHIBIT INDEX
EX-20.1 Press Release
EX-20.2 Conference Call Script

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

      (c) Exhibits

20.1	Press Release of the Registrant dated April 21, 2003
20.2	April 22, 2003 Conference Call Script

ITEM 9.     REGULATION FD DISCLOSURE

      Information furnished under Item 9 and Item 12.

      On April 21, 2003, Thomas & Betts Corporation (the “Registrant” and the “Corporation”), by the press release attached as Exhibit 20.1 to this report, and a conference call held April 22, 2003, and the script attached as Exhibit 20.2 to this report and incorporated herein by reference, commented on the financial results for the fiscal quarter ended March 30, 2003. Management also discussed the Corporation’s outlook for 2003.

      Management indicated that about half of the reduction in net interest expense in the first quarter 2003, as compared with the same period in the prior year, is due to the favorable impact of interest rate swap agreements entered into during late 2002; with most of the remainder associated with lower current year debt levels.

      Management further indicated that its Communications segment’s net sales associated with the previously classified held for sale assets, which were reclassified during the first quarter 2003 to held and used assets, were approximately $60 million annually.

      The following is a reconciliation of the Corporation’s first quarter 2003 underlying effective tax rate to the actual effective tax rate for that period:

	Quarter Ended
	March 30, 2003

	(In millions)
Earnings before income taxes	$4.1

Underlying income tax provision and effective rate	$1.1	27%
Tax benefit from favorable completion of tax audits	(2.0)

Actual income tax benefit and effective rate	$(0.9)	(22)%

      Management currently expects the Corporation’s effective tax rate in 2004 to be in the high 20% to low 30% range with a short-to-medium term expectation thereafter in the low 30% range. The Corporation has been able to maintain an effective tax rate below the U.S. federal statutory tax rate primarily because of tax benefits derived from operations in Puerto Rico.

      Management also indicated that the Corporation is not currently in a federal U.S. tax paying status and that taxes paid in 2003 will be mainly related to foreign operations.

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SIGNATURE

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS & BETTS CORPORATION
(Registrant)

By:	/s/ JOHN P. MURPHY

John P. Murphy
Senior Vice President and Chief
Financial Officer

Date: April 22, 2003

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EXHIBIT INDEX

Exhibit	Description of Exhibits

20.1	Press Release dated April 21, 2003
20.2	April 22, 2003 Conference Call Script